As filed with the Securities and Exchange Commission on November 20, 2019
Registration No. 333-233509

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gannett Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-3910250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
703-854-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gannett Co., Inc. 2015 Deferred Compensation Plan
Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan
Gannett Co., Inc. 401(k) Savings Plan

(Full titles of the plans)

Cameron MacDougall, Esq.
Ivy Hernandez, Esq.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th floor
New York, NY 10105
(212) 798-6100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Damien R. Zoubek, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	16,364,584 shares	N/A	N/A	N/A

(1)
This Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”) to the Form S-4 (File No. 333-233509), as amended, initially filed by Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (the “Company”), on August 29, 2019 (the “Form S-4”), covers 16,364,584 shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”), originally registered on the Form S-4.

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of Company Common Stock that may become issuable under any Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Company Common Stock and (ii) an indeterminate amount of plan interests to be offered or sold pursuant to the Gannett Co., Inc. 401(k) Savings Plan.

(3)
Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Form S-4, which registered 82,781,585 shares of Company Common Stock, including Company Common Stock issuable pursuant to stock-based awards that were to be assumed by the Company upon completion of the Company’s acquisition of Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation (“Legacy Gannett”), including the 16,364,584 shares being registered hereunder which may be issued, offered or sold pursuant to the Gannett Co., Inc. 2015 Deferred Compensation Plan, the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and the Gannett Co., Inc. 401(k) Savings Plan (in each case, as amended or restated from time to time) (such plans, collectively, the “Plans”), as described in the Explanatory Note below.

EXPLANATORY NOTE

The Company hereby amends the Form S-4 by filing this Registration Statement relating to shares of Company Common Stock that may be issued pursuant to the Plans. Such shares of Company Common Stock were previously registered on the Form S-4, but will be subject to issuance pursuant to this Registration Statement (provided that any outstanding stock-based awards will continue to be governed by the terms of such Plans and the Merger Agreement (as defined below)).

On November 19, 2019 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), among the Company, Legacy Gannett, Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company and a wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), the Company acquired all of the outstanding shares of Legacy Gannett through a transaction in which Merger Sub merged with and into Legacy Gannett (the “Merger”), with Legacy Gannett continuing as the surviving entity and as an indirect, wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, at the effective time of the Merger, which occurred at 12:20 p.m. Eastern Time on the Closing Date (the “Effective Time”), each share of Legacy Gannett common stock (each, a “Legacy Gannett Share”) (with certain exclusions) was exchanged for the right to receive a combination of (x) $6.25 in cash, without interest, and (y) 0.5427 of a share of Company Common Stock (the “Merger Consideration”).  In addition:

•
each outstanding Legacy Gannett restricted stock award granted pursuant to the Omnibus Plan was converted into the right to receive the Merger Consideration for each Legacy Gannett Share granted pursuant to such award;

•
each outstanding Legacy Gannett restricted stock unit award granted pursuant to the Omnibus Plan, other than a Gannett PSU (as defined below) (each, a “Legacy Gannett RSU”), was converted into a Company restricted stock unit award relating to a number of shares of the Company’s common stock determined by multiplying (x) the number of Legacy Gannett Shares subject to such Legacy Gannett RSU by (y) an equity award exchange ratio described in the Merger Agreement (the “Equity Award Exchange Ratio”), rounded to the nearest whole number;

•
each outstanding Legacy Gannett performance share award that is subject to performance-based vesting conditions (each, a “Legacy Gannett PSU”) granted pursuant to the Omnibus Plan was converted into a Company restricted stock unit award relating to a number of shares of the Company’s common stock determined by multiplying (x) the number of Legacy Gannett Shares subject to such Legacy Gannett PSU based on target performance if such Legacy Gannett PSU was granted within one year of the closing date of the Merger, or, in the case of each other Legacy Gannett PSU, actual performance as of the closing date of the Merger, by (y) the Equity Award Exchange Ratio, rounded to the nearest whole number; and

•
each outstanding Legacy Gannett phantom share unit subject to a Legacy Gannett deferred compensation plan with a value equal to the value of Legacy Gannett common stock, whether payable in cash or Legacy Gannett Shares (each, a “Legacy Gannett Phantom Share Unit”), was converted into a Company phantom share unit with a value equal to the value of the Company’s common stock and relating to a number of shares of the Company’s common stock determined by multiplying (x) the number of Legacy Gannett Shares subject to each Legacy Gannett Phantom Share Unit by (y) the Equity Award Exchange Ratio, rounded to the nearest whole number.

In addition, at the Effective Time, the investment option under the Gannett Co., Inc. 401(k) Savings Plan with respect to Legacy Gannett Shares was converted into an investment option with respect to Company Common Stock.

In addition, at the Effective Time and in accordance with the terms of the Gannett Co., Inc. 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”), each Legacy Gannett Share outstanding under the stock fund with respect to Gannett common stock in the Deferred Compensation Plan was converted into the right to receive Merger Consideration, and the stock fund with respect to Gannett common stock under the Deferred Compensation Plan was converted into a stock fund with respect to Company Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I with respect to a Plan will be sent or given to employees participating in such Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plans, will be available without charge by contacting Gannett’s Chief People Officer at 7950 Jones Branch Drive, McLean, Virginia, 22107-0910, Telephone: (703) 854-6000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 29, 2019.

•
The Company’s Current Reports on Form 8-K filed on February 6, 2019, May 8, 2019, May 23, 2019, August 6, 2019, September 19, 2019, September 26, 2019, October 1, 2019, October 17, 2019, October 30, 2019, November 4, 2019  and November 20, 2019 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

•	The Gannett Co., Inc. 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018.

•
The description of Company Common Stock contained in the Company’s registration statement on Form S-3ASR, filed with the SEC on April 5, 2018, and Form S-1/A, filed with the SEC on January 13, 2015, in each case, including any subsequently filed amendments and reports updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, negligently or willfully authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (1) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to the Company or any of the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, the Company’s amended and restated certificate of incorporation authorizes the Company to indemnify any and all persons whom we have the power to indemnify under the law.

The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) the Company’s Board of Directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed January 15, 2014).
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed January 15, 2014).
3.3	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed August 2, 2018).
3.4
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 20, 2019).

3.5	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on November 20, 2019).
4.1	2015 Deferred Compensation Plan Rules for Pre-2005 Deferrals (incorporated herein by reference to Exhibit 10.8 to Legacy Gannett’s Current Report on Form 8-K, filed on June 30, 2015).
4.2
Amendment No. 1 to 2015 Deferred Compensation Plan Rules for Pre-2005 Deferrals (incorporated herein by reference to Exhibit 10.2 to Legacy Gannett’s Current Report on Form 8-K, filed on June 6, 2017).

4.3
Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Pre-2005 Deferrals, Amendment No. 2, effective as of July 31, 2018 (incorporated herein by reference to Exhibit 10.2 to Legacy Gannett’s Current Report on Form 8-K filed on August 1, 2018).

4.4
Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Pre-2005 Deferrals, Amendment No. 3, effective as of October 17, 2018 (incorporated herein by reference to Exhibit 10.4 to Legacy Gannett’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.5	Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Pre-2005 Deferrals, Amendment No. 4, effective as of November 19, 2019.
4.6	2015 Deferred Compensation Plan Rules for Post-2004 Deferrals (incorporated herein by reference to Exhibit 10.9 to Legacy Gannett’s Current Report on Form 8-K, filed on June 30, 2015).
4.7
Amendment No. 1 to 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on December 2, 2016).

4.8
Amendment No. 2 to 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on June 6, 2017).

4.9
Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals, Amendment No. 3, effective as of July 31, 2018 (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on August 1, 2018).

4.10
Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals, Amendment No. 4, effective as of October 17, 2018 (incorporated herein by reference to Exhibit 10.2 to Legacy Gannett’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018).

4.11
Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals, Amendment No. 5, effective as of December 7, 2018 (incorporated herein by reference to Exhibit 10.21 to Legacy Gannett’s Annual Report on Form 10-K for the year ended December 31, 2018).

4.12	Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals, Amendment No. 6, effective as of November 19, 2019.
4.13	2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 4.1 to Legacy Gannett’s Registration Statement on Form S-3, filed on June 29, 2015).
4.14	Amendment No. 1 to 2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on May 11, 2017).
4.15	Amendment No. 2 to 2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on May 9, 2018).
4.16	Gannett Co., Inc. 401(k) Savings Plan.
4.17	Amendment No. 1 to Gannett Co., Inc. 401(k) Savings Plan
5.1	Opinion of Cravath, Swaine & Moore LLP regarding legality of Company Common Stock being registered.
23.1	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of Legacy Gannett.
24.1*
Power of Attorney (included on the signature pages to the Company’s Registration Statement on Form S-4 (File No. 333-233509) filed on August 29, 2019, to which this is Post-Effective Amendment No. 1 on Form S-8).

24.2	Power of Attorney.

*     Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on November 20, 2019.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on November 20, 2019.

Signature	Title	Date

*/s/ Michael E. Reed	Chief Executive Officer and Director (Principal Executive Officer and Interim Principal Accounting Officer)	November 20, 2019
Michael E. Reed

*/s/ Alison Engel	Chief Financial Officer (Principal Financial Officer)	November 20, 2019
Alison Engel

*/s/ Theodore P. Janulis	Director	November 20, 2019
Theodore P. Janulis

*/s/ Kevin Sheehan	Director	November 20, 2019
Kevin Sheehan

*/s/ Laurence Tarica	Director	November 20, 2019
Laurence Tarica

*/s/ Mayur Gupta	Director	November 20, 2019
Mayur Gupta

*/s/ Maria Miller	Director	November 20, 2019
Maria Miller

*/s/ John Jeffry Louis	Director	November 20, 2019
John Jeffry Louis

*/s/ Debra Sandler	Director	November 20, 2019
Debra Sandler

*/s/ Barbara Wall	Director	November 20, 2019
Barbara Wall

*By:	/s/ Ivy Hernandez
Ivy Hernandez
Attorney-in-Fact

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned members of the Gannett Co., Inc. Benefits Plan Committee, thereunto duly authorized, in the City of McLean, State of Virginia, on November 20, 2019.

GANNETT CO., INC. 401(K) SAVINGS PLAN

By:	/s/ David Harmon
Name: David Harmon Title: Member, Benefit Plans Committee

By:	/s/ Stacy Cunningham
Name: Stacy Cunningham Title: Member, Benefit Plans Committee

By:	/s/ Michaela Oliver
Name: Michaela Oliver Title: Member, Benefit Plans Committee

By:	/s/ Minakshi Sundaram
Name: Minakshi Sundaram Title: Member, Benefit Plans Committee